Exhibit 5.1

E-Mail: marc@indegliapc.com

September 15, 2021

Eastside Distilling, Inc.

8911 NE Marx Drive, Suite A2

Portland, OR 97220

Re:	Eastside Distilling, Inc.
Registration Statement on Form S-8

To Whom It May Concern:

We are special counsel to Eastside Distilling, Inc., a Nevada corporation, (the “Company”). In connection with the preparation and filing of a Form S-8 Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), related to the registration under the Securities Act of an aggregate of up to 1,756,000 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (“Common Stock”) to be issued pursuant to the 2016 Equity Incentive Plan of the Company (the “Plan”), we have examined the originals or copies of corporate records, certificates of public officials and officers of the Company, and other instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed. In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the Company as to factual matters regarding the Company and the transactions described in the Registration Statement that were not readily ascertainable by us. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in the manner referred to in and in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

We wish to advise that members of this firm who have provided legal services with respect to the Plan and the Registration Statement and their affiliates may receive a portion of the Shares to be issued pursuant to the Plan.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the State of California and the existing Nevada Revised Statutes and reported judicial decisions relating thereto.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectuses constituting a part thereof and any amendment thereto. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Indeglia PC

13274 Fiji Way, Suite 250

Marina del Rey, CA 90292

(310) 982-2720